Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281) 921-6400
Release #09-13
CARBO ANNOUNCES THIRD QUARTER 2009 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time
•	Quarterly revenues of $91.8 million were down 11 percent compared to the prior year

•	Quarterly global proppant sales volume of 296 million pounds was down 3 percent versus the prior year, despite a corresponding 51 percent drop in the U.S. drilling rig count

•	Net income of $14.4 million, or $0.62 per diluted share, for the quarter

•	Acquired the assets of BBL Falcon Industries, Ltd. on October 2, 2009
HOUSTON (October 29, 2009) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $14.4 million, or $0.62 per diluted share, on revenues of $91.8 million for the quarter ended September 30, 2009. The Company previously reported that it had sold its fracture and reservoir diagnostics business. Because of the transaction, which closed on October 10, 2008, the 2008 operating results of this business have been accounted for as discontinued operations. Continuing operations include the Company’s ceramic proppant, software, consulting services and geotechnical monitoring businesses.
President and CEO Gary Kolstad commented, “We are pleased with our third quarter results. Looking forward, we remain cautious about the demand in North America where depressed and volatile industry conditions still exist. In the near term, pricing remains competitive. Despite this climate, we continue to experience growing acceptance of our products by E&P companies that understand the benefits associated with Economic ConductivityTM resulting from the use of our high quality ceramic proppants such as CARBOHYDROPROP®.”
Third Quarter Results
Revenues for the third quarter of 2009 decreased 11 percent compared to the third quarter of 2008 and increased 32 percent sequentially. Worldwide proppant sales volume totaled 296 million pounds for the third quarter of 2009, representing a year-over-year decrease of 3 percent and a sequential increase of 37 percent. Proppant sales volume for the third quarter grew in the U.S. both year-over-year and sequentially.
Operating profit for the third quarter of 2009 increased $0.9 million compared to the third quarter of 2008. Revenue decreases, resulting from decreases in volume and average selling price experienced during the third quarter of 2009, were offset by decreases in cost of sales, which was positively affected by a favorable product mix, lower freight costs and lower natural gas prices. Selling, general, administrative and other operating expenses for the third quarter of 2009 decreased $0.8 million on a year-over-year basis.
Income from continuing operations for the third quarter of 2009 decreased $0.9 million compared to the third quarter of 2008, mainly due to tax-related benefits realized during the third quarter of 2008.
Technology and Business Highlights
•	On October 2, 2009, a wholly-owned subsidiary of CARBO purchased substantially all of the assets of BBL Falcon Industries, Ltd. (“Falcon”), a supplier of spill prevention and containment systems for the oil and gas industry. The acquisition expands CARBO’s product and service offerings to its existing client base of E&P and oilfield service companies. Falcon uses

CARBO Ceramics 2009 Third Quarter Earnings Release
October 29, 2009

proprietary technology to provide value-added solutions that are designed to enable its clients to extend the life of their storage assets, reduce the potential for hydrocarbon spills and provide secure containment of stored materials.

•	Three technical papers, co-authored by CARBO engineers, were presented at the 2009 SPE Annual Technical Conference and Exhibition in New Orleans. The papers covered fracture efficiency and economic gains when employing ceramics in the Bakken and Haynesville shale reservoirs.

•	Using a full suite of surface and subsurface instrumentation, Applied Geomechanics is monitoring the second largest active landslide in Colorado. The system comprises 3DTracker GPS, Little Dipper borehole tiltmeters and vibrating wire piezometers. Data is monitored continuously using Web monitoring software.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “While we experienced a positive trend this quarter in the North American rig count, which achieved 13 percent sequential growth, opinions vary as to whether this is the start of a recovery or simply a short-term correction. From our perspective, we believe that a sustainable recovery in the oil and gas industry is inevitable; however, the exact timing of the recovery is difficult to pinpoint.”
Mr. Kolstad continued, “We remain committed to expanding our client base and product and service offerings. The acquisition of the Falcon assets in early October is an example of our commitment to invest our cash reserves in high-growth, cash-generating businesses. Newly incorporated as Falcon Technologies and Services, Inc., its existing management team will build on its leading technology position and already successful strategy by taking advantage of CARBO’s well-established geographic footprint, a common client base and our ability to fund product innovation. We expect that the transaction will be accretive to our financial results in 2010.”
As previously announced, a conference call to discuss the Company’s third quarter results is scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the teleconference, investors should dial 1-800-860-2442 about 10 minutes before the start time and reference the CARBO conference call. International callers should dial 1-412-858-4600. The conference call can also be accessed by visiting the company’s Web site, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant, the provider of the world’s most popular fracture simulation software, and provides leading fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and geotechnical monitoring.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2009 Third Quarter Earnings Release
October 29, 2009

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$91,783	$102,587	$251,747	$282,247
Cost of sales	59,512	70,449	160,300	196,645

Gross profit	32,271	32,138	91,447	85,602
Selling, general & administrative expenses	10,819	10,183	31,082	27,502
Start-up costs	—	—	—	231
Loss on disposal or impairment of assets	37	1,449	128	1,559

Operating profit	21,415	20,506	60,237	56,310
Interest income, net	78	21	398	77
Foreign currency exchange gain (loss), net	30	(511)	(216)	916
Other income, net	(50)	75	128	262

Income before income taxes	21,473	20,091	60,547	57,565
Income taxes	7,071	4,779	20,330	17,649

Income from continuing operations	14,402	15,312	40,217	39,916

Discontinued operations (1):
Operating results, net of income taxes	—	3,108	—	6,265

Net income	$14,402	$18,420	$40,217	$46,181

(1)	Discontinued operations include the Company’s fracture mapping and reservoir monitoring assets, which were sold on October 10, 2008.

Basic earnings per share:
Continuing operations	$0.62	$0.62	$1.73	$1.62
Discontinued operations	—	0.13	—	0.26

Basic earnings per share	$0.62	$0.75	$1.73	$1.88

Diluted earnings per share:
Continuing operations	$0.62	$0.62	$1.73	$1.62
Discontinued operations	—	0.13	—	0.26

Diluted earnings per share	$0.62	$0.75	$1.73	$1.88

Average shares outstanding:
Basic	22,919	24,482	23,153	24,466

Diluted	22,933	24,512	23,170	24,518

Depreciation and amortization:
Continuing operations	$5,970	$6,220	$18,294	$18,473
Discontinued operations	—	1,038	—	3,994

	$5,970	$7,258	$18,294	$22,467

CARBO Ceramics 2009 Third Quarter Earnings Release
October 29, 2009

Selected Balance Sheet Information

	September 30, 2009		December 31, 2008
	(In thousands)
Assets
Cash and cash equivalents	$90,911	(a)	$154,817
Other current assets	144,340		140,895
Property, plant and equipment, net	261,509		244,902
Intangible and other assets, net	2,953		3,806
Total assets	504,572		549,279

Liabilities and Shareholders’ Equity
Accrued income taxes	$1,231		$47,929
Other current liabilities	32,246		35,919
Deferred income taxes	25,482		22,897
Shareholders’ equity	445,613		442,534

Total liabilities and shareholders’ equity	$504,572		$549,279

(a)	On October 2, 2009, CARBO acquired the assets of BBL Falcon Industries, Ltd. for cash consideration of $23.0 million.